Exhibit 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MPNT-2022-0021

Distribution Agreement

This Distribution Agreement (this “Agreement”) is dated January 1st, 2023, (the “Effective Date”) and is between:

MicroPort NeuroTech(Shanghai) Co., Ltd., a corporation duly organized and existing under the laws of the People’s Republic of China (“P. R. China”) with its principal office at No. 1661 Zhangdong Road, Pudong New Area, Shanghai 201318 P.R.C, (“MPNT”), and

RM communication, a corporation duly organized and existing under the laws of [Republic of Korea] with its principal office at [Unit 1416 A wing, Hanam U1 Center 947, Hanam-daero, Hanam-si, Gyeonggi-do, 12982 Republic of Korea] (registered number: 03785392) (“Distributor”).

MPNT and Distributor are collectively referred to as the “Parties” and individually as a “Party”.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS

Unless the terms of this Agreement otherwise provide, capitalized terms have the meanings as set forth below or elsewhere defined in this Agreement:

“Adverse Event” means any event that results in or may result in a harm to the human body by the Products that are approved to be marketed and are operated under normal circumstances.

“Affiliates” means, in respect of a Party, any company or other entity, directly or indirectly, controlling or controlled by or under common control with, that Party, and for this purpose the term “control” means (i) ownership of fifty percent (50%) or more of the voting stock or registered capital of such company or other entity, (ii) ownership of such less equity interest deemed to be controlling under the laws of the jurisdiction where that company or other entity is established, or (iii) being able to exert significant effect on the resolutions of the shareholders’ meeting or the board of directors of such company or other entity on the basis of its voting rights derived from its capital contribution or stocks held or by other means including contractual relationships.

“Business Days” means Monday through Friday, excluding Saturday, Sunday and public holidays in P.R. China and [Republic of Korea].

“Competent Authority” means any applicable international, domestic, federal, state, municipal, local, territorial or other governmental department, regulatory authority, judicial or administrative body in the Territory.

“Order” means each individual, written purchase order placed by Distributor for the purchase of Products from MPNT.

“Payment Term” has the meaning as set forth in Section 3.6.1.

“Products” means those products listed in Exhibit A attached hereto. Products may be changed, deleted or added by the mutual consent in writing of MPNT and Distributor.

“Purchase Prices” means the purchase prices applicable to each of the Products for Distributor to purchase the Products from MPNT.

“Similar Products” means those products that may be regarded as directly competitive or substitutable of the Products, which will be reasonably judged by MPNT at its sole discretion.

“Territory Law” means all applicable laws, regulations and other administrative and regulatory requirements in the Territory.

“Territory” means [***].

2.	APPOINTMENT AND AUTHORITY OF THE DISTRIBUTOR

2.1

Appointment. Subject to the terms and conditions set forth herein, MPNT hereby appoints Distributor as MPNT’s exclusive distributor for the Products in the Territory. The specified authorization is shown in “Letter of Authorized Distributor” as Appendix I attached hereto.

2.2

Territorial Limitation. Neither Distributor nor any of its Affiliates may conduct business in relation to the Products, including but not limited to advertising, selling, establishing a repair or maintenance facility for the Products outside the Territory without the prior written consent of MPNT.

2.3

Non-Compete. Neither Distributor nor any of its Affiliates may manufacture, purchase or sell in the Territory under another name, brand or trademark rather than the name, brand or trademark specified by MPNT from time to time, any products similar or equal to the Products for which Distributor holds the distribution rights granted by MPNT.

2.4	Best Efforts. Distributor shall use its best efforts in the promotion and sale of the Products.

2.5	Independent Contractors. The relationship of MPNT and Distributor established under this Agreement is that of independent contractors, and nothing contained herein

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will be construed as to (i) give either Party the power to direct and control the day-to-day activities of the other or (ii) allow one Party to create or assume any obligation on behalf of the other for any purpose whatsoever.

2.6	Affiliates’ Commitment. Distributor shall warrant and ensure that its Affiliates assume the same obligations as specified in Sections 2.2 and 2.3.

3.	TERMS OF PURCHASE OF PRODUCTS BY THE DISTRIBUTOR

3.1	The Minimum Purchase.

3.1.1

The Parties agree to the quota levels set forth in Exhibit B hereto (or as it may be amended from time to time by the Parties by signing a written agreement) as the minimum requirements for Distributor to purchase the Products from MPNT during the term of the Agreement (the “Minimum Purchase”).

3.1.2

Distributor agrees that the Minimum Purchase appearing in Exhibit B hereto are reasonable in view of the market potential of the Territory and acknowledges that all such Minimum Purchase has been established as the result of assessment of the market potential and negotiations between the Parties.

3.2

Purchase Prices. The Purchase Prices to Distributor for each of the Products are listed in Exhibit C attached hereto. Distributor’s Purchase Prices may be revised from time to time through consultation and written agreement between MPNT and Distributor, taking into account the prevailing market prices of Similar Products. Such revisions shall apply to the Orders placed by Distributor after the effective date of the revision. Price changes shall not affect unfulfilled Orders placed by Distributor prior to the effective date of the revision.

3.3

Taxes. MPNT undertakes to pay any national or local taxes imposed in P.R.China that may be required to ship the Products to Distributor. Distributor undertakes to pay any taxes that may be applicable to its business in relation to the Products according to the laws and regulations in force in the Territory.

3.4	Order and Acceptance.

3.4.1

During the term of this Agreement, Distributor shall, through MPNT’s on-line ordering system, submit all Orders for the Products specifying a non-binding proposed delivery date (“Proposed Delivery Date”). Each Order shall be subject to written acceptance by MPNT, no Order shall be binding upon MPNT until and unless accepted by MPNT in writing.

3.4.2	In order to facilitate MPNT’s production scheduling, Distributor shall submit each Order to MPNT at least sixty (60) Business Days prior to the Proposed Delivery Date.

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3.4.3

MPNT shall notify Distributor of the acceptance of an Order specifying the actual delivery date (“Actual Delivery Date”) within five (5) Business Days upon receipt of the Order (“Acceptance Notice”). Such Actual Delivery Date shall be binding upon the Parties, and MPNT shall deliver the Products as per the Actual Delivery Date, provided however, if the Actual Delivery Date is twenty-one (21) days late than the Proposed Delivery Date, Distributor may object to the change of delivery date and shall notify MPNT its objection (if any) to such changed date in writing within five (5) Business Days upon receipt of the Acceptance Notice. Under such circumstance, MPNT shall assume no obligation to either the Order or the Acceptance Notice unless an agreement regarding the Actual Delivery Date can be reached between MPNT and Distributor which shall be confirmed in writing.

3.4.4

MPNT will inform Distributor of such documents in written notice, including but not limited to packing list, shipping list and invoice. Distributor shall confirm the documents and provide forwarder ‘s information in two (2) Business Days. MPNT shall not be liable for any delay in the shipment of Products due to Distributor’ failure to confirm the documents or provide forwarder‘s information timely.

3.5	If there are any inconsistencies between the terms of any Order and the terms of this Agreement, the terms of this Agreement shall govern.

3.6	Payment.

3.6.1

MPNT shall provide a formal invoice to Distributor for each accepted Order specifying the Purchase Prices of the ordered Products. Distributor shall pay to MPNT the full amount shown on each of such invoice in USD by wire transfer (T/T) within [60] days after the invoice date shown on the formal invoice (the “Payment Term”), to the designated bank account of MPNT as specified in Exhibit D.

3.6.2

If Distributor fails to make the payment within the Payment Term, Distributor shall undertake all the value added tax, additional tax and other taxes and fees to be imposed to MPNT pursuant to the laws of P. R. China. Without prejudice to Section3.6.3 and Article 7 of this Agreement, if Distributor fails to make any part of the payment within thirty(30) days after the Payment Term, MPNT is entitled to charge a late payment based on one-year lending rate announced by the People’s Bank of China from time to time for the delayed days; or if Distributor fails to make any part of the payment more than, inclusive of, thirty(30) days after the Payment Term, MPNT is entitled to charge a double late payment based on one-year lending rate announced by the People’s Bank of China from time to time for the total delayed days.

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3.6.3

Notwithstanding Section 3.6.2 above, in the event that Distributor fails to pay full amount within the Payment Term, MPNT shall be entitled to, at its sole discretion, stop further deliveries, adjust the Payment Term and/or terminate this Agreement without taking any responsibilities to Distributor.

3.6.4

The taxes, fees and late payment interest aforesaid shall be listed in the invoice provided by MPNT to Distributor. In addition to the forgoing, Distributor shall bear and fully indemnify MPNT for against any and all loss, damage, and cost due to Distributor’s delay or failure to perform its obligation.

3.7	Shipping.

3.7.1

All Products delivered pursuant to the terms of this Agreement shall be suitably packed for proper shipment in MPNT’s standard shipping cartons, marked for shipment to Distributor’s address set forth above, and delivered to Distributor based on EXW Shanghai Facility (INCOTERMS 2010). Right of ownership in the Products and risk of any damage, loss, destruction or deterioration of the Products shall pass to Distributor in accordance with EXW Shanghai Facility (INCOTERMS 2010), unless otherwise specified in the Order accepted by MPNT.

3.7.2

Distributor shall comply with, and cause Distributor’s forwarder or sub-forwarder to comply with any requirements for the transportation, storage, handling, maintenance and dispatch of the Products, all in accordance with MPNT’s Logistics SOP (as set out in Exhibit E hereto) upon MPNT’s delivery of the Products to the Distributor’s forwarder or sub-forward, so as to prevent the risks of causing adverse effects to the Products’ quality, function and the like.

3.8	Regulatory Approval.

3.8.1

MPNT, acting through its affiliate or designated third party, would obtain approvals, authorizations and permits by competent government and quasi-government authorities for the commercial sale of the Products in the Territory, including but not limited to Product registration certificates, governmental and regulatory approvals with respect to the Products (the “Approvals”).

3.9

Intellectual Property. Distributor shall advise MPNT of all necessary applications for intellectual property rights in relation to the Products in the Territory, and shall do its best to assist MPNT to obtain the intellectual property right under MPNT’s name in

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the Territory. MPNT will bear all costs and expenses incurred in obtaining patent or any other intellectual property rights in relation to the Products in the Territory and grant a right to sell and promote such Products in the Territory to Distributor for the term of this Agreement under such patent or other intellectual property right.

3.10	Rejection of Products.

3.10.1

Distributor shall promptly inspect the Products in respect of any quantity shortage and breakage of packages (collectively, “Non-conformity”), and any claim against which shall be raised to MPNT in writing within ten (10) Business Days after receipt of the Products (the “Rejection Period”). In the event that no such claim is raised within the Rejection Period, the said Products shall be deemed under good conditions, consistent with the Order and MPNT shall not be liable for any claims raised thereafter.

3.10.2

In order to reject a Product, Distributor shall, within the Rejection Period, notify MPNT of any Non-conformity in writing, by facsimile or e-mail of its rejection(the “Rejection Notice”), the Rejection Notice must include (but not limited to) the following contents: Order number, delivery date and place, name and quantity of the Products which are considered not to be consistent with the Order, the counselor feedback, form of Customer Feedback Form, the reason and evidence why Distributor considers the Products not in conformity with the Order and any other documentation and information required by MPNT on a case-by-case basis (the “Rejection Evidence”).

3.10.3

MPNT will evaluate all such Rejection Evidence to determine if there is any Non-conformity in respect of the rejected Products. In the event MPNT confirms such Non-conformity, then after friendly communication with Distributor, and at MPNT’s sole election, Distributor shall either return or destroy the rejected Products in accordance with MPNT’s instruction from time to time. In the case of return of the Products, Distributor shall return to MPNT the rejected Products, freight prepaid, in its original shipping carton as promptly as possible, but no later than thirty (30) Business Days after its receipt of the Products. The rejected Products shall be shipped to MPNT’s designated address and delivered to MPNT’s designated liaison pursuant to MPNT’s instruction from time to time. MPNT shall either replace the Products at its expense, or credit Distributor for the price of the rejected Products paid by Distributor, at MPNT’s sole discretion. In the case of destruction of the Products, Distributor shall, at its own costs, (i) destroy such rejected Products locally and (ii) submit documentary evidence of such destruction to MPNT for review and archival purpose, as required by MPNT. After MPNT confirms all documentary evidence of such destruction of the

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rejected Products, then at MPNT’s sole election, MPNT shall either replace the Products at its expense, or credit Distributor for the price of the rejected Products paid by Distributor. After friendly communication with Distributor, MPNT has the right, at MPNT’s sole discretion and in good faith, to determine whether to reimburse Distributor for the costs and expenses arising out of or related to return and destruction of the rejected Products.

3.11

No Unlawful Payments or Benefits. Distributor confirms that it, its employees, directors, officers and agents shall comply with applicable laws against commercial bribery, public corruption, and unfair competition, and that it shall not engage in any act that could create liability for MPNT under relevant anti-bribery and/or anti-corruption legislation, including but not limited to, the provision of payments, gifts, tangible benefits (including commercial rebates) or lavish meals or entertainment to customers or potential customers of MPNT in order to obtain or direct business to MPNT or to the Distributor. Distributor shall promptly notify MPNT in writing of any occurrence or event that would or may result in an exception to the foregoing representation. Distributor shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of MPNT, offer, promise or authorize to pay, or pay any compensation, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party or officer, employee or agent thereof. Distributor shall require each of its directors, officers, employees, and agents to comply with the provisions of this Section 3.11. To support MPNT’s ongoing monitoring of and compliance with this Section, Distributor will do the following and makes the following representations:

3.11.1	At MPNT’s request, Distributor shall fully and completely cooperate with MPNT in any investigation relating to Distributor’s activities, including investigations related to fraud and abuse issues;

3.11.2

Distributor shall keep books, accounts, and records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of funds relating to this Agreement. MPNT shall have reasonable access to Distributor’s books, accounts, and records and the right to audit them in order to verify compliance with these provisions; and

3.11.3

Notwithstanding any provision in the Agreement to the contrary, Distributor agrees that MPNT may immediately suspend or terminate this Agreement or withhold any supply to Distributor under this Agreement at any time and without liability if MPNT believes, in good faith, that Distributor has violated any of these provisions.

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3.12

Indemnification. Distributor shall indemnity MPNT, and its officers, directors, employees, Affiliates and Distributors (the “MPNT lndemnitees”) from all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees) (the “Liabilities”) which any MPNT Indemnitees may incur to the extent that such Liabilities arise out of or result from: (i) any representation or warranty given by Distributor with respect to the Products, either verbally or in writing, which exceeds or differs from those provided by MPNT, (ii) the manufacture, use or sale of any product which is not supplied by MPNT and which is sold or combined with a Product, (iii) the breach of any representation, warranty, or covenant of the Distributor contained in this Agreement; (iv) any claim of compensation of any type made by a sub-Distributor, agents or employees engaged by Distributor (including but not limited to claims for compensation as a result of Product sales, or compensation for termination), or (v) any other breach of this Agreement by Distributor.

4.	WARRANTY TO THE DISTRIBUTOR

4.1

Standard Limited Warranty. MPNT warrants that the Products shall be free from defects in design, materials and workmanship for a period up to the Products ‘expiration date that are expressly stated on the Products’ labels. The foregoing warranty shall not apply to (i) any Products that have been repaired, refurbished or reprocessed, other than with MPNT’s written authorization and by MPNT’s approved procedures, (ii) any Products that have been altered, changed or modified other than by MPNT, (iii) any Products that have been subject to misuse, abuse, improper maintenance, negligence, or accident, (iv) any Products that have been damaged by excessive physical or electrical stress, (v) any Products that have the serial number or any part thereof altered, defaced, or removed, and (vi) use of a Product at the instruction of Distributor or promoted by Distributor (a) outside the approved indications for use as cleared by the relevant competent authority, (b) contrary to the use outlined in the Product specifications, or (c) in an application or environment for which such Products were not approved, designed or contemplated. Except as expressly set forth herein, MPNT makes no other representations or warranties of any kind whatsoever to Distributor, its end-users, or any third parties with respect to the Products and hereby expressly disclaims any and all other warranties, express or implied, statutory or otherwise, including but not limited to, non-infringement, the implied warranties of merchantability and fitness for a particular purpose, even if MPNT is or should have been aware of such purpose.

4.2	Liability. MPNT’s liability under the warranty shall be (i) at its choice, to replace the rejected Products with a conforming Product substantially equivalent to the original

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Products shipped by MPNT or to credit Distributor for the price of the rejected Products paid by Distributor and (ii) to compensate Distributor for freight charge and other reasonable costs and expenses incurred by Distributor in connection with the return or reasonable disposition of such rejected Products.

5.	ADDITIONAL OBLIGATION OF THE DISTRIBUTOR

5.1

Compliance with Laws and No Infringement. Distributor warrants that its performance hereunder shall be in compliance in all respects with Territory Law. Distributor shall, upon written request from MPNT, provide MPNT with any and all content files of Territory Law. Distributor also warrants that the sale and the use of the Products in the Territory do not constitute violation of any Territory Law and infringement of any right of any third party existing during the term of this Agreement. In the event that Distributor becomes aware of its ability or failure to comply with all such compliance requirements in conducting business as MPNT’s Distributor, Distributor shall provide immediately notice of such fact to MPNT, and shall correct any such deficiencies as soon as reasonably.

5.2

Licenses. Distributor shall be responsible for, at its own expense, (i) obtaining, holding and maintaining such medical device business license (or any equivalent having any other title) as may be required by Competent Authority in the Territory to sell , distribute or promote the Products within the Territory during the term of this Agreement; and (ii) obtaining, holding and maintaining any required licenses and permits and for satisfying all formalities as may be required to import the Products into the Territory in accordance with the Territory Law(collectively, the “Licenses”). In the event that Distributor fails to obtain, hold or maintain the Licenses required to perform any of its obligations hereunder, MPNT may immediately terminate this Agreement by a written notice of termination.

5.3

Forecasts. Within the first fifteen (15) Business days of every calendar month, Distributor shall provide MPNT with a twelve-month rolling forecast showing prospective Orders of the Product (“Forecasts”). The Forecasts will be an estimate and shall in no way be binding upon Distributor.

5.4

Reports. Within the first fifteen (15) Business days of every calendar quarter, Distributor shall provide MPNT with a regular report on selling situations, problems arising in the course of selling, marketing proposals to improve sales and other matters that may be required by MPNT from time to time. Distributor shall provide MPNT with last month’s records of the products implanted before the fourth (4th) of every month.

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5.5

Promotion of the Products. Distributor shall, at its own expense, make all reasonable efforts to promote the sale of the Products within the Territory. Such promotion shall include, but not be limited to, preparing promotional materials, advertising the Products in trade publications within the Territory, participating in appropriate trade shows, and directly soliciting Orders from customers for the Products.

5.6

Finances and Personnel. Distributor shall devote sufficient financial resources, technically qualified sales personnel and service personnel to the Products to fulfill its responsibilities under this Agreement.

5.7	Customer and Sales Supporting. Distributor shall, at its own expense and consistent with the sales policies of MPNT:

5.7.1	place the Products in Distributor’s catalogues as soon as possible and feature the Products in any applicable trade show that it attends;

5.7.2	provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;

5.7.3	assist MPNT in assessing customer requirements for the Products, including modifications and improvements of the Products, in terms of quality, design, functional capability, and other features; and

5.7.4	submit quarterly market research information, as requested by MPNT, regarding competition and changes in the market within the Territory.

5.8

Import Requirements. Distributor shall, at its own expense, pay the necessary charges of import licenses and permits, pay all customs charges and duty fees, and take all other actions required to accomplish the import of the Products purchased by Distributor.

5.9

Health, Safety and Environmental Standards. Distributor shall advise MPNT fully with respect to all applicable health, safety, environmental, and other standards, specifications and other requirements imposed by laws, regulations or orders in the Territory. Distributor shall also notify MPNT of all instructions and warnings applicable to the Products that are necessary or desirable under the laws, regulations and practices in the Territory. MPNT shall be entitled to increase the prices charged to Distributor immediately by the amount of any increase in MPNT’s cost of manufacturing attributable to compliance with any such safety standards, specifications or other requirements.

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5.10

Alteration. Distributor shall not alter or modify the Products, in whole or in part, for any reason, including but not limited to for the purpose of complying with any applicable safety or other standards, without first obtaining the written consent to each such alteration or modification from MPNT.

5.11

Traceability. A product distribution record (“Records”) must be maintained, by Distributor to record the number of the Products received by size, lot number and the date of receipt of each shipment from MPNT. The details of quantity, size, lot number and series number of the Products shipped to each hospital and the information of such hospitals, including without limitation, name and address shall be involved in the Records. Distributor agrees that all the Records of all the Products shall be kept for a period of time at least equivalent to the lifetime of the Product, but not less than fifteen (15) years and shall be true, accurate and complete, which shall be consistent with the shipment. MPNT has the right to examine Distributor’s traceability. Upon request by MPNT, Distributor shall make available to MPNT the above-mentioned Records.

5.12

FSCA Responsibility. If a Field Safety Corrective Action (“FSCA”, means an action taken by MPNT to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market) has taken place or is about to take place in accordance with any applicable laws, regulations and other legal and administrative requirements, MPNT’s affiliate or designated third party, as the license holder of Product registration certificate, shall prepare and submit relevant report to the Competent Authority in the Territory in accordance with the requirements thereof. After submission of the report, Distributor shall, without undue delay, notify MPNT of any and all information relating to such report. Distributor shall provide the information of the Products used or implanted in a patient, including without limited to, the lot number, implantation date and other information as requested by the local regulatory authority or notified body, and shall do its best to assist MPNT to comply with any legal and administrative requirements, including but not limited to, sending out a Field Safety Notice, recalling the Product, and destroying the Product. Distributor acknowledge that it shall be liable to MPNT for loss of profits, loss of goodwill or any indirect or consequential damages in connection with any non-performance under this paragraph.

5.13	Minimum Purchase.

5.13.1	Distributor shall complete the Minimum Purchase (set forth in Exhibit B) from MPNT during the term of this Agreement.

5.13.2	In the event Distributor fails to meet the Minimum Purchase for two consecutive quarters or for accumulative three quarters, then notwithstanding anything in this

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Agreement to the contrary, and at MPNT’s election but not obligation, (i) MPNT will be free to appoint other distributors for the Products within the Territory, (ii) Distributor shall not have any exclusive sale, marketing or distribution rights of the Products, and (iii) MPNT has the right to immediately terminate this Agreement at its sole discretion and may claim any damages arising in connection with the termination.

5.14	Vigilance Obligations

5.14.1

Distributor, as the license holder of Product registration certificate, shall prepare and submit relevant report in connection with any adverse events or complaints pertaining to the Products to the Competent Authority in the Territory in accordance with the requirements thereof. After submission of the report, Distributor shall, without undue delay, notify MPNT of any and all information relating to such report. In the event of any adverse events caused by use of the Products in the Territory, Distributor is obliged to inform MPNT in writing of such events and complaints immediately (and in any event within 24 hours) after awareness of it. In the event of any other customer complaints relating to the Product, Distributor shall notify MPNT in writing within three (3) Business Days. All written notices and communications provided under this Section 5.14 shall be provided to the following contact person of MPNT in writing in the following manner:

Email Send To:

[**]; and

Email Copy to:

[**]

5.14.2

Distributor shall inform and notify MPNT in writing of any correspondence exchanged with Competent Authority immediately regarding the distribution of the Products within the Territory. Distributor shall assist MPNT in conducting vigilance system of medical device products.

5.15

Labeling and Instruction for Use (“IFU”). Distributor shall not remove or alter any Product labeling, except as required by Territory Law. Labels and IFU, written in English and other languages, will be provided by MPNT together with delivered Products. Distributor shall be responsible for all translations in respect of labels and IFU(based on the English version thereof), as may be required by any mandatory

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provisions of Territory Law, for import, promotion, marketing, sale and distribution of the Products in the Territory, provided that (i) Distributor shall comply with all instructions, warnings and label requirements applicable to the Products that are necessary or desirable under the laws, regulations and practices in the Territory; (ii) contents and information contained in the translations shall be consistent with those contained in the labels and IFU provided by MPNT and (iii) any such translations shall not cover the original content and information shown on the labels and IFU provided by MPNT. Distributors shall be solely responsible for its breach of this Section 5.15 and shall indemnify MPNT against any and all claims, suits, liabilities, losses, damages, penalties, loss of good will, costs and expenses suffered by MPNT, arising out of or in connection with Distributor’s breach of this Section 5.15.

5.16	Implantation Volume Report and Inventory List of the Products.

5.16.1

Prior to the seventh day of the following month, Distributor is obligated to submit on time the monthly implantation volume report and inventory list of the Products of the preceding month in accordance with the template form or path required by MPNT and shall resume liable for the authenticity of the reported data. MPNT is discretionarily entitled to inspect, examine, and verify the data provided by Distributor pursuant to applicable laws. In the event that Distributor fails in timely submission or the submission by Distributor has not been made at MPNT’s request or is proved to contain fraudulent data subject to MPNT’s verification, MPNT shall have the right to take action such as cancellation of distributorship right authorized to Distributor and/or terminate the Agreement by writing notice with immediate effect.

5.16.2

For every six consecutive months, in the event that the difference between the total implantation volume of the Products reported by Distributor and total quantity of Products shipped by MPNT to Distributor pursuant to the Orders from Distributor is more than thirty percent (30%) of the total quantity of Products shipped by MPNT to Distributor pursuant to the Orders from Distributor, Distributor is obligated to (i) provide reasonable explanations to MPNT; and (ii) cooperate with MPNT and use commercially reasonable effort to minimize the above difference.

6.	ADDITIONAL OBLIGATIONS OF MPNT

6.1

Materials. MPNT shall promptly provide Distributor with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional materials, advertising literature, and other Products data, with all such material printed in the English language. The expense of delivery such materials shall be borne by Distributor.

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6.2	Response to Inquiries. MPNT shall promptly respond to all inquiries from Distributor concerning matters pertaining to this Agreement.

6.3	Testing. MPNT shall test all Products before shipment to Distributor to be in conformity with MPNT specifications and as required under the applicable laws and regulations of P. R. China.

6.4

Market Information. Upon reasonable request from Distributor, MPNT shall provide Distributor with information as to general market movement, competitors’ prices and strategies, names of MPNT’s major customers (users) and other information that may help Distributor promote and sell the Products in the Territory.

6.5	New Developments and Changes. MPNT shall inform Distributor of any modifications, changes, improvements and new developments to the Products in advance.

6.6	Remaining Shelf Life. The remaining shelf life of each Product as of Actual Delivery Date (“Remaining Shelf Life”) shall not less than three hundred (300) days.

7.	COORDINATION BETWEEN THE PARTIES

7.1

Quarterly Meetings. The Parties agree to meet in person or by conference call (or by such other means as may be agreed by the Parties) at least once each calendar quarter during the term of this Agreement to discuss and oversee the subject matter herein, including the following:

(a) publication policy and activities with regard to the Product in the Territory;

(b) plans and activities relating to marketing activities for the Product in the Territory; and

(c) any other matters as deemed necessary by the Parties.

7.2

Ad Hoc Meetings. In addition to the meetings contemplated under Section 7.1, the Parties will agree to attempt in good faith to meet with one another when the other Party makes a reasonable request to do so. The requesting Party must provide at least ten (10) days’ notice before any proposed meeting date, and the time and place must be mutually agreeable.

7.3

Quarterly Reporting. On a calendar quarter basis and at least ten (10) days prior to each meeting to be held in accordance with Section 7.1, Distributor shall provide MPNT with a reasonably detailed report describing the status of the distribution activities performed with respect to the Product, and certain forecasts.

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8.	TERM AND TERMINATION.

8.1	Term. This Agreement shall remain in force from [January 1st 2023] to [December 31st, 2025].

8.2	Termination. Except as otherwise specified in this Agreement, this Agreement shall be terminated in any of the following circumstances:

8.2.1	the Parties agree to terminate;

8.2.2

one of the Parties is in material breach of the Agreement and such breach is not remedied within thirty (30) days after a written notice thereof served on the breaching Party (any violation of above Sections 2.2, 2.3, 2.5, 3.6, 3.7, 3.8, 5.1, 5.2, 5.8, 5.9, 5.10, 5.11, 5 .12, 5.14 and 5.15 of this Agreement shall be deemed as material breach of the Agreement);

8.2.3

if either Party is subject to insolvency or liquidation proceedings, the other Party may terminate this Agreement by giving thirty (30) days prior written notice of termination if such proceeding is not cured during the thirty (30) days period.

8.3

Fulfillment of Orders upon Termination. Upon termination or expiration of this Agreement in accordance with Section 8.2 hereof, both Parties shall continue to fulfill, subject to the terms of Article 3 above if so agreed by the Parties, all Orders accepted by MPNT prior to the date of termination.

8.4

Return of Materials. Upon the termination or expiration of this Agreement, Distributor shall immediately cease all activities on behalf of MPNT. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind pertaining to Products shall remain the property of MPNT. Within thirty (30) days after the termination or expiration of this Agreement, Distributor shall prepare all such items in its possession for shipment, as MPNT may direct, to MPNT at MPNT’s expense. Distributor shall not make or retain any copies of any confidential items or information or any product literature which may have been entrusted to it. Upon the termination or expiration of this Agreement, Distributor shall cease to use all trademarks, marks and trade names of MPNT.

8.5	Prompt Payment. Within one month after the termination or expiration of this Agreement, any and all amount accrued, due and payable by one Party to the other Party shall be paid forthwith.

8.6	Effect of Expiration or Termination. In the event of expiration or termination of this Agreement, MPNT has no obligation whatsoever to reimburse or otherwise compensate

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Distributor, in whole or in part, for the capital or labor investment undertaken in connection with the import, promotion, marketing, sale and distribution of the Products, including without limitation its investment in personal or real property or any improvements thereto, any personnel employed by Distributor engaged in the import, promotion, marketing, sale and distribution of the Products, or to compensate or indemnify Distributor in any other way whatsoever, including without limitation on account of the loss of prospective profits on anticipated sales or commitments in connection with the business or goodwill of Distributor. Distributor acknowledges that (i) Distributor has no expectation and has received no assurances that its business relationship with MPNT will continue beyond the stated term of this Agreement or its termination in accordance with the terms of this Agreement, or that any investment by Distributor in the import, promotion, marketing, sale and distribution of Products will be recovered or recouped by virtue of this Agreement; and (ii) Distributor will not have or acquire any vested, proprietary or other right in the import, promotion, marketing, sale and distribution of Products or in any goodwill created by its efforts under this Agreement. The Parties acknowledge that this Section 8.6 has been included as a material inducement for MPNT to enter into this Agreement and that MPNT would not have entered into this Agreement but for the foregoing stated in this Section 8.6.

8.7

Survival of Certain Terms. The provisions of Sections 3.6, 3.11, 3.12, 5.11, and Article 8 through Article 11 shall survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the Parties shall cease upon termination or expiration of this Agreement.

9.	PROPERTY RIGHTS AND CONFIDENTIALITY.

9.1

Property Rights. Distributor acknowledges and agrees that MPNT owns all right, title and interest in the Product lines that include the Products now or hereafter subject to this Agreement and in all of MPNT’s patents, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation, sales and marketing or service of the Products.

9.2	Confidentiality.

9.2.1

Each of the Parties hereto acknowledges that by reason of its relationship to the other Party hereunder it will have access to certain information and materials concerning the other Party’s and/or its affiliates ‘business, including but not limited to business plans, trade secrets, customers, technology and products (including without limitation, the Products) that are confidential and/or of substantial value, and the value of such information would be impaired if disclosed to third parties.

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9.2.2

Each of the Parties hereto agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any such third party, confidential information revealed to it by the other Party and/or its affiliates until and unless such information becomes public through means other than through breach of this Agreement. Upon request of either of the Parties hereto, the other Party shall advise whether or not it considers any particular information or materials to be confidential.

10.	TRADEMARKS.

10.1

MPNT hereby grants or causes to grant to Distributor a non-exclusive, non-transferable license to use the trademark used in or on the packaging and labeling of the Products solely for the marketing, promotion, sale and distribution in the Territory of the Products sold to Distributor hereunder. During the term of this Agreement, Distributor shall, subject to the provisions of Section 5.1, have the right to indicate to the public that it is an authorized distributor of the Products and to advertise (within the Territory) such Products under the trademarks, marks, trade names, patent notice, copyright notice, and any other designation affixed to any Product that may be adopted from time to time.

10.2

Distributor shall respect MPNT’s trademarks and follow the instructions of MPNT as to the usage of MPNT’s trademarks. Distributor shall not change, alter or remove any trademarks affixed to any Products, and shall not attach any additional designation to any such Products.

11.	GENERAL PROVISIONS.

11.1

Governing Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of People’s Republic of China, without reference to its conflicts of law principles. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be settled through friendly negotiations. In case no settlement can be reached through such negotiations within forty-five (45) days of the commencement thereof, any such dispute, controversy, difference or claims shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) Shanghai Sub-Commission for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be Shanghai and the arbitration proceedings shall be conducted in Chinese. The arbitral award is final and binding upon both parties. The arbitration fees shall be borne by the losing Party.

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11.2

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any right under this Agreement, shall be effective unless signed by the duly authorized representative of the Parties in writing.

11.3

Limitation of Liability. To the extent permitted by Territory Law, (i) the liability assumed by MPNT to Distributor due to MPNT’s breach of this Agreement (if any), for damages relating to any Product is limited to the actual payments made by Distributor to MPNT hereunder for the particular Product that gave rise to the liability; and (ii) in no event shall MPNT be liable to Distributor for any special, indirect, incidental or consequential damages (including lost profits) of any kind, whether arising in tort, contract, imposed by operation of law, statute or otherwise, even if MPNT knew or should have known of the possibility of such damages.

11.4

Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered to the relevant Party at its address, fax number or email address set out below (or such other address or fax number as the addressee has notified to the other Party by seven (7) days prior written notice in accordance with this Section 11.4).

To MPNT:

Address: [**]

Contact Person: [**]

Mobile number: [**]

Tel Number: [**]

Email: [**]

To Distributor:

Address: Unit 1416 A wing, Hanam U1 Center 947, Hanam- daero, Hanam-si, Gyeonggi-do, 12982 Republic of Korea

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Legal Representative: PARK CHAN KYOO

Tel number: [**]

Email: [**]

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (i) if given or made by post, two Business Days after the date of posting, or by recorded delivery, when actually delivered to the relevant address; (ii) if given or made by fax, when dispatched; and (iii) if given or made by email, the second Business Day when the email has been properly sent out.

11.5

Force Majeure. Nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or Orders or restrictions, or any other reason where failure to perform is beyond the control of and not caused by the negligence of the non-performing Party.

11.6

No Assignment and Binding Effect. A mutually agreed consideration for MPNT’s entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under its present ownership, and, accordingly, Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of MPNT. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

11.7

Partial Invalidity. If any provision of the Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

11.8

Legal Expenses. The prevailing Party in any action brought by one Party against the other shall be entitled to any other rights and remedies it may have, to reimburse its expenses, including arbitration costs and reasonable attorney’s fees.

11.9	Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, and each Party shall retain one copy thereof.

11.10	Conflict of Documents. In case there is any discrepancy between the formal text of this Agreement and any of its attachments, this Agreement shall prevail.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties are signing this Agreement on the date first written above.

RM Communication
By:
Name:	PARK, CHAN KYOO
Title:	CEO

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EXHIBIT A

Product List:

No.	Product	Trademark
1	Numen Coil Embolization System	Numen

2	NumenFR Detachment System	NumenFR

Product	Product Number
Coil Embolization System	See the Appendix 1 below

Detachment System	E101

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Appendix 1: Product Number of Numen Coil Embolization System

MicroFrame		MicroFill			MicroFinish
Product No.	Product No.	Product No.	Product No.	Product No.	Product No.	Product No.
3D0406FR	3D0928FR	1D01010HL	1D3H10HL	1D0840HL	3D0102FN	3D0415FN
3D0408FR	3D0935FR	1D0102HL	1D3H15HL	1D0930HL	3D0103FN	3D4H08FN
3D0410FR	3D1020FR	1D0103HL	1D0406HL	1D0940HL	3D1H02FN	3D4H10FN
3D0415FR	3D1026FR	1D1H01HL	1D0408HL	1D1030HL	3D1H03FN	3D4H14FN
3D4H08FR	3D1032FR	1D1H02HL	1D0410HL	1D1040HL	3D1H04FN	3D4H18FN
3D4H10FR	3D1040FR	1D1H03HL	1D0415HL	1D1045HL	3D0202FN	3D0508FN
3D4H14FR	3D1127FR	1D1H04HL	1D0420HL	1D1230HL	3D0203FN	3D0510FN
3D4H18FR	3D1132FR	1D1H06HL	1D0506HL	1D1240HL	3D0204FN	3D0515FN
3D0508FR	3D1229FR	1D0201HL	1D0508HL	1D1250HL	3D0206FN	3D0520FN
3D0510FR	3D1234FR	1D0202HL	1D0510HL	1D1255HL	3D0208FN	3D0610FN
3D0515FR	3D1332FR	1D0203HL	1D0515HL	1D1430HL	3D2H03FN	3D0615FN
3D0520FR	3Dl337FR	1D0204HL	1D0520HL	1D1440HL	3D2H04FN	3D0620FN
3D0610FR	3Dl435FR	1D0206HL	1D0525HL	1D1450HL	3D2H06FN	3D0625FN
3D0615FR	3D1441FR	1D0208HL	1D0606HL	1D1455HL	3D2H08FN	3D0712FN
3D0620FR	3Dl538FR	1D2H03HL	1D0608HL	1Dl630HL	3D0304FN	3D0718FN
3D0625FR	3D1543FR	1D2H04HL	1D0610HL	1Dl640HL	3D0306FN	3D0724FN
3D0712FR	3Dl640FR	1D2H06HL	1D0615HL	1D1650HL	3D0308FN	3D0730FN
3D07l8FR	3Dl646FR	1D2H08HL	1D0620HL	1D1655HL	3D03l0FN	3D0815FN
3D0724FR	3Dl844FR	1D0304HL	1D0625HL	1D1830HL	3D0315FN	3D0820FN
3D0730FR	3D1851FR	1D0306HL	1D0630HL	1D1840HL	3D3H06FN	3D0826FN
3D0815FR	3D2050FR	1D0308HL	1D0715HL	1D1850HL	3D3H08FN	3D0835FN
3D0820FR	3D2058FR	1D0310HL	1D0720HL	1Dl855HL	3D3Hl0FN	/
3D0826FR	3D2256FR	1D0315HL	1D0730HL	1D2030HL	3D3H15FN	/
3D0835FR	3D2264FR	1D3H04HL	1D0740HL	1D2040HL	3D0406FN	/
3D0916FR	3D2461FR	1D3H06HL	1D0820HL	1D2050HL	3D0408FN	/
3D0922FR	3D2470FR	1D3H08HL	1D0830HL	1D2055HL	3D0410FN	/

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EXHIBIT B

Minimum Purchase per quarter for year [2023]

No.	Product	The 1st quarter (units)		The 2nd quarter (units)		The 3rd quarter (units)		The 4th quarter (units)
1	Coil Embolization System	[***	]	[***	]	[***	]	[***	]

2	Detachment System	[***	]	[***	]	[***	]	[***	]

	Total:	[***	]	[***	]	[***	]	[***	]

The Parties shall agree the sales target of next year in December every year, whenever necessary, shall enter into supplementary agreement(s) to determine the Minimum Purchase for the year(s) which is during the term of this Agreement but not specified above.

Minimum Purchase unit per order

No.	Product	Minimum Purchase unit per order
1	Coil Embolization System	[***	]

2	Detachment System	[***	]

	Total:	[***	]

Sales Forecast of 3 years [Year 1 - 2023; Year 2 - 2024; Year 3 - 2025]

YEAR	Sales Forecast (USD)
Year 1	[***	]

Year 2	[***	]

Year 3	[***	]

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EXHIBIT C

[EXW Building #16, 222 Guangdan Road, Pudong New Area, Shanghai 201318 P.R. China] Purchase Prices for year [2023, 2024, 2025]

No.	Product	Purchase Price (per unit) (USD)

1	Coil Embolization System	[***]

2	Detachment System	[***]
	Detachment System	[***]

The Parties, whenever necessary, shall enter into supplementary agreement(s) to determine (i) the Purchase Prices per unit not fixed above and/or (ii) Purchase Prices for the year(s) which is during the term of this Agreement but not specified above.

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EXHIBITD

MicroPort’s Designated Bank Account

Account Holder:	[**]

Name of Bank:	[**]

Address:	[**]

Swift Code:	[**]

USD Account Number:	[**]

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Exhibit E

MPNT’s Logistics SOP

During the course of transportation, storage, handling, maintenance and dispatch of the Products, Distributor shall comply with the attention shown on the package of Products as listed below:

Label	Statement
Sterilized using ethylene oxide and is non- pyrogenic

Temperature limit for storage: Numen 15°C-27°C; other products should be stored in a dry ,dark, cleaning, cool and breeze place; for transportation :Numen is permitted to 6o°C for six days, other products should avoid the heavy pressure, direct heating sources and keep from direct sunlight or corrosive gas

Do not re-use

Do not use if package is damaged. The Forward should check products before picking up from MPNT, and please use sealed van with lock, and no another van transfer

MRI conditional

Do not resterilize

Keep dry

Keep away from sunlight

Distributor shall consult with MPNT in case of any uncertainty or doubt in connection with any requirements for the transportation, storage, handling, maintenance and dispatch of the Products.

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Appendix I

Letter of Authorized Distributor

Effective Date: January 1st, 2023

To whom it may concern,

We, MicroPort NeuroTech(Shanghai) Co., Ltd. (“MPNT”), hereby certify that [RM Communication] (“[RMC]”) is the Exclusive Authorized Distributor of MPNT to promote, market, sell and distribute [products as listed in Exhibit A of the Distribution Agreement dated from January 1st, 2023 between MPNT and RMC (“Distribution Agreement”)] in the [***].

However, [RMC] is not acting as an agent of MPNT, unless otherwise confirmed by MPNT in writing. [RMC] shall not assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of MPNT for any purpose whatsoever.

This Letter of Authorized Distributor shall remain in force from Effective Date to December 31st, 2025], unless modified or revoked earlier in writing by MPNT in accordance with Distribution Agreement entered into by MPNT and [RMC].

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Appendix III

Anti-Corruption Compliance Standard Terms

This Anti-Corruption Compliance Standard Terms (hereinafter referred to as this “Compliance Terms”) is executed by [RM Communication] (hereinafter referred to as the “Distributor”) on [January 1st 2023].

The Distributor agrees that in performing its duties under any agreement (hereinafter referred to as “Agreement”) with MicroPort NeuroTech (Shanghai) Co., Ltd. (hereinafter referred to as “MPNT”), it has not and will not violate: (i) the applicable laws and regulations of the People’s Republic of China (hereinafter referred to as “PRC”), including all PRC anti-corruption laws and regulations; (ii) the laws and regulations of the United States of America, including the Foreign Corrupt Practices Act (hereinafter referred to as “FCPA”); (iii) the anti-corruption laws of the Territory or any other relevant state (all aforementioned laws hereinafter collectively referred to as the “Anti-Corruption Laws”).

The Distributor agrees that in performing its duties under Agreement it will not offer, promise, or make any payments, loans, gifts of money, valuables, goods, or anything else of value (whether such value is assessable or not):

(i) to any customer or any employee of any customer, intending to induce any person to perform improperly one of their functions in their position of trust and responsibility, or as a reward for improper performance, in order to buy or sell goods or services, or in order to obtain or retain business or a business advantage;

(ii) to an official or employee of any government; or to an official or employee of any department, agency, or instrumentality of a government; or to an employee of any corporation or entity owned or controlled by the government of the PRC or any other nation; or to an immediate family member of such officials or employees for the purpose of influencing such officials or employees in order to obtain any improper advantage, or in order to assist in obtaining or retaining business;

(iii) to any political party, party official, or political candidate for the purpose of influencing such officials or candidates in order to obtain any improper advantage, or in order to assist in obtaining or retaining business; or

(iv) to any other person if the Distributor knows or has reason to believe that any part of the payment, loan, gift or thing of value will be given directly, indirectly, or through a third party to any of the persons or for any of the purposes described in the three bullet points immediately above.

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The Distributor agrees that the term “anything of value” is not limited to cash payments or gifts, and may also include: (i) activities that are understood to constitute common business practice in the PRC, potentially including even entertainment, meals, bars, karaoke, spas, massages and recreational domestic or international travel; (ii) the provision of any kind of benefit or favor, such as hiring an official’s friend or relative; (iii) donations to the preferred charity of the government official, employee or customer; or (iv) payments, gifts, benefits or favors given to a family member, relative or other associate of the government official, employee or customer.

The Distributor warrants that it is familiar with the prohibitions contained in the Anti-Corruption Laws and shall comply with the Anti-Corruption Laws in marketing, selling, and/or servicing the products.

The Distributor represents and warrants that none of its agents, partners, owners, principals, or employees is or will be an official or employee of any government department, entity, instrumentality, or government-owned corporation, nor of any political party, nor is any of them a political candidate; The Distributor further represents and warrants that none of its agents, partners, owners, principals, or employees is an immediate family member of any official or employee of any government department, entity, instrumentality, or government-owned corporation.

The Distributor acknowledges that MPNT has not authorized it in any manner to violate any relevant law or regulation, including any Anti-Corruption Laws, and agrees that it will not accept any purported future authorization that is made whether orally or in writing.

The Distributor agrees to respond in reasonable detail to any request from MPNT, its outside auditors, or its legal counsel regarding any of the issues raised in Agreement and/or this Compliance Terms.

The Distributor agrees and represents that should any of the prohibited activities described above occur, or if there are any changes in the ownership or control of the Distributor, that The Distributor will immediately advise MPNT in writing of such occurrence.

In the event MPNT concludes in its sole and absolute discretion, that the Distributor has or may have violated or failed to comply fully with any of its obligations under Agreement

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and/or this Compliance Terms, and/or committed any violations of the Anti-Corruption Laws, (a) the Distributor will immediately allow inspection of its books and records by MPNT or any person it designates for the purposes of determining whether any such failure or violation may have occurred, or (b) Agreement and this Compliance Terms may be terminated immediately on written notice to the Distributor. The Distributor shall fully indemnify and hold MPNT harmless against any and all claims, losses or damages arising from or related to such violation.

(Signature page follows)

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IN WITNESS WHEREOF, the Distributor has executed this Compliance Terms as of the date first set forth above.

RM Communication

By:
Name:	PARK, CHAN KYOO

Title:	CEO

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